Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers,” “Financial Statements and Experts,” “Touchstone Operating Fund Financial Highlights” and “Representations of the Acquiring Trust” in the Joint Proxy Statement/Prospectus included in this Pre-Effective Amendment Number 1 to the Registration Statement (Form N-14, No. 333-2183331) Registration Statement (Form N-14) of Touchstone Strategic Trust and to the incorporation by reference of our report dated May 26, 2017 on the financial statements and financial highlights of Touchstone Flexible Income Fund and Touchstone Sustainability and Impact Equity Fund, each a series of Touchstone Strategic Trust, included in the Annual Report to Shareholders for the fiscal year ended March 31, 2017 and our reports dated November 18, 2016 on the financial statements and financial highlights of Touchstone Active Bond Fund, a series of Touchstone Investment Trust, and Touchstone Ultra Short Duration Fixed Income Fund, a series of Touchstone Funds Group Trust, included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2016 in this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, dated January 30, 2017, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, dated January 30, 2017, for Touchstone Funds Group Trust, and the references to our firm under the captions “Financial Highlights” in the Prospectus, dated July 30, 2016, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, dated July 30, 2016, for Touchstone Strategic Trust, incorporated by reference into this Registration Statement.

/s/ Ernst & Young LLP

Cincinnati, Ohio
July 19, 2017